EXHIBIT 10.1
Regent Communications, Inc.
Schedule of Director Compensation
     Effective January 1, 2006, each non-management director of Regent Communications, Inc. will receive an annual retainer of $12,000. No additional fees are paid for attending any meetings of the Board. Directors are reimbursed for reasonable out-of-pocket expenses incurred by him in connection with his duties as a director, including attending meetings of the Board and any committees thereof. The independent Chairman of the Board will receive an annual retainer of $15,000. The chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000, $5,000 and $5,000, respectively, for the additional services required of the Committee chair. Non-management directors that serve on a committee receive $2,000 for each committee meeting that they attend in person and $1,000 for each committee meeting they attend by telephone. All fees are paid to directors in quarterly installments. Directors who are employees of Regent receive no additional fees for serving as a director.
     Each non-management director currently receives 5,000 stock options annually, as of the annual meeting of stockholders, for service as a director in accordance with the Regent 2001 Directors Stock Option Plan. Subject to stockholder approval at the 2006 Annual Meeting of Stockholders of a new or amended incentive plan permitting the award of restricted stock to directors, the Board of Directors has approved the award of 5,000 shares of restricted stock to each non-management director commencing for the term of directors immediately following the 2006 Annual Meeting. Such awards are to be in lieu of the stock options that would otherwise have been granted to the non-management directors.